LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844 9321
http://www.LibertyStarUranium.com/
January 23, 2008	OTCBB: LBSU
NR 62	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR URANIUM COMPLETES CLEANOUT OF OLD HOLES, STARTS DRILLING NEOLA PIPE TARGET

Tucson, Arizona—January 23, 2008—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce it has successfully completed re-entry of seven 1970s-1980s vintage drill holes. Alteration (bleaching) and pyrite mineralization typically associated with breccia pipes was encountered in several of the old holes. Assays from spot core are pending. These holes will be probed, when an appropriate logging truck is available over the next few weeks, to determine uranium content.

The drill has been moved to the Neola pipe target (Pipe) located about a mile and a third north of the Hack Canyon mines, the largest historic producers in the breccia pipe province. (See map on Company webpage http://www.libertystaruranium.com/sub.asp?sub_id=34&section_id=10) Within the approximate four square mile area encompassing the Neola, Rock Southwest and the Hack Mines there are an estimated thirty-four circular features interpreted to be possible collapse features. All of these have had geochemical soil sampling, scintillometer and or gamma ray spectrometer surveys run over them. Geological mapping has been completed over those features with soil geochemical anomalies. Neola has favorable geology, geochemistry, alteration and radiometric readings thus making it a high priority target. We are using the drilling pattern previously described (NR-60, Nov. 28, 2007) wherein various angle holes will be drilled to define breccia pipe morphology and allow the center of the Pipe to be calculated. The drill will then be set up on the projected center and will drill to depth. Results of this drilling will be reported after its completion and when all the data have been compiled.

A conditional permit for drilling Helvia and Hafsa in the area of Gala-01 has been issued by the U. S. Bureau of Land Management (BLM) subject to an archaeological clearance. The archaeological survey has been completed and a report has been submitted on January 22, 2008 Based on previous archaeological work in this area archaeological clearance will be granted by the end of the January. Weather conditions causing deep impassable mud in those target areas prevented further drilling in mid January. By the time we are done with Neola, we believe weather conditions will allow drilling in the Helvia – Hafsa area.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

 About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain, which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining. Liberty Star Uranium & Metals holds about 300 pipe targets, approximately half the currently identified total. Approximately 22 other companies hold the other half.

  SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include that assays from spot core are pending; that the holes will be probed to determine uranium content; that there are an estimated thirty four circular features interpreted to be possible collapse features; that the features will drill to depth; that archaeological clearance will be granted by the end of the January; and that when we are done with Neola, weather conditions will allow drilling in the Helvia – Hafsa area.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

 Contact:

Liberty Star Uranium & Metals Corp.	AGORACOM.COM The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Tracy Myers 520-731-8786	mailto:lbsu@agoracom.com
mailto:TMyers@LibertyStarUranium.com